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INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                     Exhibit 12

                                                FISCAL YEAR ENDED SEPTEMBER
                                    --------------------------------------------------
                                     1997      1996       1995       1994      1993
                                    ------    -------    -------    -------   --------
                                         (in thousands except ratios)
Income Before Income Taxes
  and Extraordinary Item . . . . . $33,064    $33,631    $26,623    $26,172    $18,301
Fixed Charges  . . . . . . . . . .  37,243     35,426     30,555     22,306     21,645
Less Capitalized Interest  . . . .  (1,978)    (2,370)    (1,762)      (888)      (251)
                                   -------    -------    -------    -------    -------

     Total Earnings  . . . . . . . $68,329    $66,687    $55,416    $47,590    $39,695
                                   =======    =======    =======    =======    =======


Fixed Charges
  Interest Expense . . . . . . . . $31,305    $28,969    $24,740    $17,296    $17,285
  Capitalized Interest . . . . . .   1,978      2,370      1,762        888        251
  Amortization of Debt Expense . .     129        173        121        117        118
  1/3 of Rent Expense  . . . . . .   3,831      3,914      3,932      4,005      3,991
                                   -------    -------    -------    -------    -------

     Total Fixed Charges . . . . . $37,243    $35,426    $30,555    $22,306    $21,645
                                   =======    =======    =======    =======    =======


Ratio of Earnings to Fixed
  Charges  . . . . . . . . . . . .     1.8x       1.9x       1.8x       2.1x       1.8x





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